EXHIBIT 3.9


                     CERTIFICATE OF AMENDMENT

                              OF THE

                   CERTIFICATE OF INCORPORATION

                                OF

                     BERRY-CPI PLASTICS CORP.





          The undersigned officers of BERRY-CPI PLASTICS CORP., a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY as follows:

          1. The name of the Corporation is Berry-CPI Plastics Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 23, 1994. The original name of the Corporation was "Berry-CPI Plastics Corp."

          2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the Board of Directors of the Corporation and the holders of a majority of each class of capital stock of the Corporation entitled to vote thereon, in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

          3. The Certificate of Incorporation of the Corporation is hereby amended by deleting the current Article ONE thereof and inserting in place thereof a new Article ONE to read in its entirety as follows:

          "The name of the corporation (the "Corporation") is BERRY TRI-PLAS CORPORATION."


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          IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation as of the 11th day of December, 1995.

                              BERRY-CPI PLASTICS CORP.


                              By: /S/ MARTIN R. IMBLER
                                 Martin R. Imbler
                                 President

ATTEST:


By: /S/ JAMES M. KRATOCHVIL
   James M. Kratochvil
   Secretary